EXHIBIT 99.1

Contacts:

MGI PHARMA, INC.	Noonan/Russo
Jennifer Davis	Brian Ritchie
212-332-4381	212-845-4269
IR@mgipharma.com	Brian.Ritchie@eurorscg.com

NEWS RELEASE     (For Release On January 10, 2006 at 8:25 am PT)

MGI PHARMA PROVIDES CORPORATE UPDATE

—2005 Aloxi® Injection Sales Increase 56% To Approximately $248 Million—

—2006 Sales of Aloxi® Injection Expected To Range From $285-$300 Million—

—Focus On Advancing 5 Pivotal Programs And Growing Product Sales—

MINNEAPOLIS, January 10, 2006 — MGI PHARMA, INC. (Nasdaq: MOGN), an oncology and acute care focused biopharmaceutical company, announced that Lonnie Moulder, president and chief executive officer of MGI PHARMA, will present an overview of the Company’s business, including a discussion of 2005 achievements, 2006 corporate goals, and 2006 financial guidance today at the 24th Annual JPMorgan Healthcare Conference. As previously announced, this presentation will be webcast live at 8:30 AM Pacific Standard Time and may be accessed at www.mgipharma.com.

2005 Highlights

•	Commercial products: Total sales of Aloxi® injection in 2005 increased 56% over 2004 sales of $159 million, primarily due to increased share in the oncology clinic segment of the market. The Company expects sales of Aloxi injection for 2005 to total approximately $248 million (unaudited), including fourth quarter sales of $67 million. Following the close of the Guilford Pharmaceuticals acquisition on October 3, 2005, MGI PHARMA expects to recognize approximately $8.5 million in fourth quarter sales of Gliadel® Wafer. Total sales of Gliadel Wafer were approximately $34 million (unaudited) in 2005, a 22% increase over 2004 sales.

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Oncology franchise: Highlighted by Dacogen™ injection and Saforis™ oral suspension, MGI PHARMA made significant progress in advancing several oncology product candidates throughout the past year. The Company responded to the Dacogen injection Approvable Letter, and the Food and Drug Administration (FDA) accepted this response with a PDUFA goal date of May 15, 2006. In addition, a phase 2 trial of Dacogen injection in elderly patients with acute myeloid leukemia (AML) and a phase 2 trial designed to evaluate an alternate dosing regimen of Dacogen injection in patients with myelodysplastic syndromes (MDS) were initiated. Recently, a randomized, multicenter, pivotal phase 3 trial was initiated to compare Dacogen injection to supportive care in elderly AML patients. This trial is projected to enroll a total of 480 patients, with a primary endpoint of survival. A meeting was recently held with the FDA to discuss the Saforis™ oral suspension submission. MGI PHARMA now plans to submit this NDA early in the second quarter of 2006.

•	Acute care franchise: Several clinical trials were initiated during 2005 to advance our acute care product candidates. Two phase 3 trials were initiated during 2005 to evaluate Aloxi injection for the prevention of post-operative nausea and vomiting (PONV) and one pivotal phase 2 study began to evaluate ZYC101a in women under age 25 with high-grade cervical dysplasia. Following completion of the Guilford transaction, data from a phase 2 dose-ranging study of Aquavan® Injection were analyzed and the 6.5 mg/kg bolus dose was selected to advance into a pivotal program. This program, which will consist of two pivotal phase 3 trials, is planned to begin in early 2006.

“2005 was marked by significant expansion of MGI PHARMA’s development portfolio, and our commercial and R&D capabilities. In 2006 we will advance our pipeline of late stage product candidates, which includes five pivotal programs. We are very pleased with the progress we are making in building a leading oncology and acute care focused biopharmaceutical company,” said Lonnie Moulder, President and CEO of MGI PHARMA. “Aloxi injection sales grew 56% in 2005, and we intend to build upon this growth by bringing the Aloxi injection clinical differentiation message to cancer patients through a direct-to-consumer advertising campaign, and with additional focus on the hospital market segment by deployment of an expanded acute care sales team. We will be ready to launch Dacogen injection upon approval for the treatment of MDS, and pre-launch activities are planned in support of Saforis oral suspension, an important cancer supportive care product.”

2006 Corporate Goals

This section and the “Financial Outlook for 2006” section which follows it provide forward-looking information about MGI PHARMA’s outlook for 2006 based upon our current operations. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to these sections.

In 2006, MGI PHARMA is focused on building upon the commercial and R&D progress made in 2005 by executing on key initiatives to advance our development pipeline and grow product sales.

•	Advance the Dacogen injection pivotal AML program

•	Initiate the Aquavan Injection pivotal program in 1Q06

•	Submit the Saforis oral suspension NDA in early 2Q06

•	Present data on product candidates at the American Society for Clinical Oncology (ASCO) annual meeting

•	Dacogen injection 2Q06 PDUFA goal date & launch

•	Complete 1st ZYC101a pivotal trial 4Q06

•	Complete Aloxi injection PONV pivotal program 4Q06

•	Complete Aloxi oral capsule pivotal program 4Q06

•	Establish ex-U.S. commercialization paths for product candidates

•	Grow Aloxi injection sales by 20%

Financial Outlook for 2006:

For the year ending December 31, 2006, we currently expect:

•	Total revenue of approximately $370-$385 million, including:

•	Aloxi injection product sales of $285-$300 million;

•	Gliadel Wafer product sales of $40 million; and

•	Dacogen injection product sales of $25 million (if approved by the FDA in 2Q06);

•	Gross profit of approximately $237-$250 million;

•	SG&A expenses of approximately $140 million;

•	R&D expenses of approximately $90 million; and

•	Operating income of approximately $7-20 million.

This guidance excludes the impact of FASB 123R.

MGI PHARMA will report its fourth quarter and fiscal year 2005 financial results on Wednesday, February 8, 2006 after market close.

About MGI PHARMA

MGI PHARMA, INC. is an oncology and acute care focused biopharmaceutical company that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) injection and Gliadel® Wafer (polifeprosan 20 with carmustine implant) in the United States. The company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause MGI PHARMA’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA’s product candidates to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; ability of MGI PHARMA to successfully complete the integration of Guilford with its existing operations; the risk that the perceived advantages of the Guilford transaction may not be achieved; and other risks and uncertainties detailed from time to time in MGI PHARMA’s filings with the Securities and Exchange Commission including its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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